CITIZENS UTILITIES COMPANY & SUBSIDIARIES
         RATIO of EARNINGS to COMBINED FIXED CHARGES and DIVIDENDS on CONVERTIBLE PREFERRED SECURITIES and RATIO of EARNINGS to FIXED CHARGES
                                 (in thousands)




                      Twelve Months Ended        For the years ended
                       September 30, 1995             December 31,
            -------------------------------   -----------------------------
               ProForma  ProForma   Actual      1994      1993       1992
               --------  --------  --------   --------  --------  --------
Net Income     $175,230  $180,330  $156,542   $143,997  $125,630  $115,013
Income Taxes     87,419    84,219    65,754     64,323    52,298    43,767
               --------  --------  --------   --------  --------  --------

Earnings,
 before income
 taxes          262,649   264,549   222,296   208,320    177,928   158,780
Fixed charges    92,884    84,584    93,598    77,458     40,984    41,676
               --------  --------  --------   --------  --------  --------
Earnings
 before income
 taxes and
 fixed charges $355,533  $349,133  $315,894  $285,778   $218,912  $200,456
               --------  --------  --------   --------  --------  --------

Ratio of
 Earnings to
 Combined Fixed
 Charges and
 Dividends on
 Convertible
 Preferred
 Securities        3.8
               ========

Ratio of
 Earnings to
 Fixed Charges              4.1        3.4        3.7       5.3        4.8
                         ========  ========   ========  ========    =======